Exhibit 7.1

November 14, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Digital Power Corporation under Item 4.02 of its Form 8-K dated November 14, 2017. We agree with the statements concerning the non-reliance on the previously issued Form 10-Q for the quarterly period ended June 30, 2017 which was filed with the Securities and Exchange Commission on August 21, 2017, in such Form 8-K; we are not in a position to agree or disagree with other statements of Digital Power Corporation contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp